UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

Roberts Realty Investors, Inc.
 (Exact name of registrant as specified in its charter)

Georgia	001-13183	58-2122873
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 394-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Notwithstanding the SEC-mandated caption of Item 3.01 below, Roberts Realty has not received a notice of delisting from the American Stock Exchange (the “Amex”) due to the death of one of its directors. Roberts Realty is entitled under applicable Amex rules to a 75 day cure period (which will expire on November 17, 2008) to regain compliance with the listing standards described below.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On September 5, 2008, Roberts Realty notified the Amex orally and in writing of the death of its director Dennis H. James on September 2, 2008. Mr. James was a member of the audit committee and compensation committee of Roberts Realty. As expected, Roberts Realty received on September 16, 2008 a letter from the Amex to the effect that Roberts Realty is not in compliance with Section 803(B)(2)(c) and Section 805(a) of the Amex Company Guide, in that Roberts Realty’s audit committee and compensation committee are comprised of only one director. The letter states that it is a “Warning Letter” pursuant to Section 1009(a)(i) of the Amex Company Guide and notice of failure to satisfy a continuing listed standard. The letter advised Roberts Realty that failure to resolve the specified listing deficiency by November 17, 2008 would result in the staff assessing the company’s continued listing eligibility, including the application of the continued listing evaluation and follow-up procedures specified in Section 1009 of the Amex Company Guide and/or initiation of delisting proceedings.

Roberts Realty expects that its board of directors will appoint a new independent director to its board of directors, audit committee, and compensation committee by November 17, 2008, thereby regaining compliance with the Amex requirements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Roberts Realty Investors, Inc. on September 19, 2008 regarding the receipt of a warning letter from the American Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: September 19, 2008

By: /s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press release issued by Roberts Realty Investors, Inc. on September 19, 2008 regarding the receipt of a warning letter from the American Stock Exchange.

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